                                                                      EXHIBIT 99


FRONTIER FINANCIAL CORPORATION                                 CONTACT:
332 SW EVERETT MALL WAY                                        ROBERT J. DICKSON
EVERETT, WA 98204                                              PRESIDENT & CEO
                                                               (425) 514-0700


NEWS RELEASE
FOR RELEASE JANUARY 23, 2001, 3:00 P.M. PST


                    FRONTIER FINANCIAL CORPORATION ANNOUNCES
                    REINSTATEMENT OF STOCK REPURCHASE PROGRAM

        EVERETT, WASHINGTON -- January 23, 2001 -- The Board of Directors of Frontier Financial Corporation (NASDAQ:FTBK), headquartered in Everett, Washington announced the reinstatement of a stock repurchase program which was announced initially on January 20, 2000, and suspended on March 16, 2000.

        When the Board initially announced the program, up to 5% of the outstanding shares were authorized for repurchase in the open market over the next two years. Frontier currently has 19,767,897 shares outstanding. Prior to suspension of this activity, Frontier had repurchased 94,400 shares. The program was suspended due to the merger with Liberty Bay Financial Corporation, which was accounted for using the "pooling of interests" accounting method.

        Under the program the Corporation will purchase shares from time to time in the open market, depending on market price and other considerations. Most of the shares will be retired, however, some will be used to meet obligations under the Corporation's key employee stock option plan, and other purposes permitted by accounting rules.

        "With an abundance of capital, we believe the best investment is our own stock," said Bob Dickson, President & CEO.

        Frontier Financial Corporation headquartered in Everett, Washington, is the parent of Frontier Bank which operates thirty-five banking offices in Clallam, Jefferson, King, Kitsap, Pierce, Skagit, Snohomish and Whatcom Counties.








--------------------
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may", "expected", "anticipate", "estimate", "continue" or comparable words. In addition, all statements other than statements of historical facts that address activities that Frontier expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Frontier particularly its Form 10-K for the Fiscal Year Ended December 31, 1999, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.